PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into by and between **ARIZONA MINERALS INC.**, a Nevada corporation (the "Buyer") and **ASARCO LLC**, a Delaware limited liability company, successor in interest to ASARCO Incorporated (the "Seller") as of this 25 day of October 2005.

In consideration of the mutual covenants set forth herein, the Initial Payment deposited in connection with this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by Seller, the parties agree as follows:

1. SALE AND PURCHASE.

Seller agrees to sell, transfer, convey, and assign to Buyer, and Buyer agrees to purchase and accept from Seller, for the Purchase Price (as hereinafter defined), on and subject to the terms and conditions herein set forth, those certain patented lode mining claims ("Patented Claims") and those certain unpatented lode mining claims ("Unpatented Claims") located in the County of Santa Cruz, State of Arizona and more particularly described on Exhibit A, attached hereto and incorporated herein by reference for all purposes (collectively, the "Property"), together with all rights and interests appurtenant thereto, subject to any and all matters of record.

2. PURCHASE PRICE.

The purchase price for the Property (the "Purchase Price") shall be $(U.S.)8,500,000.00 and shall be payable as follows:

2.1 Consideration. Upon execution of this Agreement, Buyer shall deliver to Escrow Agent for the benefit of Seller a payment of $(U.S.)250,000.00 by cash, check, cashier's check or wire transfer of funds (the "Initial Payment").

2.2 At Close of Escrow. On or before the Closing Date, Buyer shall deliver to the Title Company for the account of Seller:

(i) The sum of $(U.S.)3,750,000.00, in cash or funds immediately available, in addition to the Initial Payment, and increased or reduced by such funds as are required to take into account the prorations and other adjustments required by this Agreement; and

(ii) Buyer shall execute and deliver a promissory note in the amount of $(U.S.)4,500,000.00, in the form attached hereto as Exhibit B (the "Note"). The Note shall be secured by a deed of trust secured by the Property and recorded at the Closing (the "Deed of Trust"), a copy of which is attached hereto as Exhibit C.

3. EFFECTIVE DATE OF AGREEMENT; DEPOSIT OF INITIAL PAYMENT; JOINT ESCROW INSTRUCTIONS.

3.1 Effective Date. Upon Seller's and Buyer's execution of original counterparts of this Agreement. Buyer shall immediately deliver to Lawyers Title Agency of Arizona, 1650 E. River Road, No. 105, Tucson, AZ 85718 Attn: Susan Kirk (the "Escrow Agent") one original counterpart of this Agreement together with the Initial Payment which the Escrow Agent shall immediately deposit for collection. The effective date of this Agreement for the purpose of performance of all obligations shall be the date both a fully executed counterpart of this Agreement and the Initial Payment have been received by the Escrow Agent ("Opening of Escrow"). Promptly following the Opening of Escrow, the Escrow Agent shall deliver to Buyer, Seller and each party's counsel, one copy of this Agreement as executed by Buyer and Seller.

3.2 Initial Payment. Escrow Agent shall release the Initial Payment to Seller upon approval of this Agreement by the Bankruptcy Court.

4. TITLE.

Within fifteen (15) days of the Effective Date, Seller shall deliver, or cause to be delivered to Buyer, at Seller's expense a title report or title insurance commitment for the Patented Claims from Lawyers Title Agency of Arizona ("Title Company"), together with legible copies of all Schedule B items and all other recorded items referred to therein (the "Title Commitment"). Title to the Patented Claims shall be conveyed to Buyer subject to all Schedule B items and matters of record ("Permitted Exceptions").

5. DOCUMENTARY INFORMATION.

Buyer acknowledges that Seller has provided copies of or otherwise made available to Buyer Seller's files and records concerning the Property, including but not limited to metallurgical, geological, geophysical, geochemical, survey notes or maps, reports, and title information (the "Documentary Information"). Buyer agrees that Seller has provided such Documentary Information for purposes of notice only and such Documentary Information does not constitute a warranty or a representation of any kind as to the quality or condition of the Property or the suitability or fitness of the Property. Buyer further acknowledges and agrees that Seller makes no warranty or representation as to the accuracy or completeness of any of the Documentary Information. During the investigation period prior to Closing, Seller made available to Buyer for inspection the Documentary Information. The Documentary Information and any information obtained by Buyer during its investigation of the Property, including any reports prepared by or on behalf of Buyer during Buyer's investigation of the Property prior to Closing, is subject to a separate confidentiality agreement between the parties. Upon Closing, Buyer shall be entitled to retain all such Documentary Information and released from all obligations to maintain the Documentary Information as confidential.

6. INDEMNIFICATION.

Buyer shall indemnify and hold Seller harmless from and against any injuries, losses, claims, causes of action, damages, expenses, including attorneys fees, arising out of or relating to

the acts of Buyer, its contractors, consultants, agents, employees or representative arising out of or related to Buyer's investigation of the Property prior to Closing.

7. SELLER'S REPRESENTATION AND WARRANTIES.

Seller represents and warrants to and covenants with Buyer that:

7.1 Litigation. Except as disclosed in writing by Seller, there are no pending or, to the best of Seller's actual knowledge, any threatened or contemplated, claims or litigation affecting the Property.

7.2 Violation of Laws; Condemnation. To the best of Seller's actual knowledge Seller has not received notice from any governmental or other agency of, and has no actual knowledge of, any violation of any laws, ordinances, governmental rules or regulations with respect to the Property, or of any proposed condemnation, exercise of eminent domain, or proposed or pending assessments with respect to the Property.

7.3 Entity Status. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and duly authorized to transact business in the State of Arizona.

7.4 Authority. Seller is authorized to enter into and perform this Agreement and this Agreement is binding and enforceable against Seller in accordance with its terms. The individuals executing this Agreement on behalf of Seller are authorized and empowered to enter into this Agreement.

7.5 Ownership. Seller holds and will convey at the Close of Escrow good and marketable fee simple title to the Patented Claims by special warranty deed. Subject to the paramount title of the United States, Seller shall convey at the Close of Escrow title to the Unpatented Claims by quitclaim deed without warranty as to title. Notwithstanding the foregoing, Seller represents to the Buyer that Seller has maintained the Unpatented Claims by the appropriate performance of annual assessment work or timely payment of the annual maintenance fees and making appropriate proof thereof.

7.6 Binding Agreement. The individuals executing this Agreement on behalf of Seller are authorized to do so and, upon their execution hereof, this Agreement shall be binding and enforceable upon Seller in accordance with its terms.

7.7 No Third Party Claims. The Property is now and will be at the Close of Escrow free of all leases and other claims to possession by any third party, except for the matters set forth in the Title Report, this Agreement or disclosed in writing to Buyer by Seller.

7.8 No Conflict. The execution, delivery, and performance by Seller of this Agreement and any other instruments and documents to be executed and delivered in connection with this Agreement by Seller do not, and will not, result in any violation of, or conflict with, or constitute a default under, the provisions of any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement or any law, regulation, rule, requirement,

agreement, restriction, order, writ. decree, or judgment to which Seller or by which Seller is bound or to which Seller is subject.

7.9 Environmental. Seller warrants and represents that, to the best of Seller's actual knowledge and/or as disclosed in information made available to Buyer by Seller or in reports or investigations undertaken by Buyer. the Property is in compliance with all laws and regulations relating to protection of the environment ("Environmental Laws") existing as of the date hereof. This warranty and representation does not apply to revisions or other amendments to Environmental Laws after the date hereof or Environmental Laws enacted or otherwise adopted subsequent to the date hereof. The term Environmental Laws shall include the Resource Conservation and Recovery Act (as amended by the Hazardous and Solid Waste Amendments of 1984), 42 U.S.C. §§ 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. §§ 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300h, et seq.; and the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Arizona Environmental Quality Act. A.R.S. §§ 49-201, et seq.; the Arizona "State Superfund" provisions. A.R.S. §§ 49-281, et seq.; the Arizona Solid Waste Management provisions, A.R.S. §§ 49-701, et seq.; The Arizona Hazardous Waste Management Act, A.R.S. §§ 49-921, et seq.; and the Arizona Underground Storage Tank provisions, A.R.S. §§ 49-1001, et seq., or any other applicable State or Federal environmental protection law or regulation. Seller has not received any notice of any proceedings or inquiries by any governmental agency with respect to hazardous substances on, in or under the Property. The term "Hazardous Substances" shall include, without limitation, those wastes, substances or pollutants subject to regulation under the Environmental Laws.

7.10 Warranty/Waiver. EXCEPT FOR THE FOREGOING REPRESENTATION OF SELLER, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BUYER EXPRESSLY AGREES THAT SELLER IS SELLING THE PROPERTY AND BUYER IS ACQUIRING THE PROPERTY IN ITS "AS IS, WHERE IS" CONDITION, AND "WITH ALL FAULTS". AND THE PROPERTY SHALL BE SO CONVEYED IN ALL CONVEYANCE DOCUMENTS RELATING HERETO. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATIONS, WARRANTIES OR GUARANTEES, WHETHER ORAL, WRITTEN OR IMPLIED TO BUYER AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS OF THE PROPERTY FOR ANY OF BUYER'S PURPOSES OR INTENDED USES WHATSOEVER.

7.11 Survival. It is expressly agreed that the environmental representation and warranty in Section 7.9 made by Seller ("Environmental Warranty") shall survive the Closing of the transaction contemplated in this Agreement for a period of one (1) year following the Closing Date ("Survival Period"). Notwithstanding the foregoing, it is expressly agreed that all other covenants, representations and warranties herein made by Seller in Sections 7.1 through 7.8, inclusive, shall not survive the Closing. Prior to Closing, Seller shall disclose to Buyer in writing any information that comes to Seller's attention indicating that any of the above representations and warranties are untrue. If Buyer receives such a disclosure or otherwise becomes aware prior to Closing that any of the warranties or representations are untrue, Buyer, at

its option, shall have the right to terminate this Agreement and receive return of the Earnest Money Deposit and all interest accrued thereon, but if Buyer fails to do so and proceeds to close this transaction notwithstanding such information, then Buyer shall be deemed to have waived such warranty or representation, including, but not limited to, the Environmental Warranty, and Seller shall have no liability therefore. The Environmental Warranty shall be of no force or effect after the date that is one (1) year following the Closing Date. For purposes of this paragraph, "Seller's knowledge" means the actual cognitive (not imputed, constructive, or implied) knowledge of Tom Simpson.

7.12 Indemnity. Seller shall indemnify, defend and hold harmless Buyer from and against all claims, liabilities, losses, costs and expenses ("Losses") imposed on, incurred by or asserted against Buyer arising from Seller's breach of the Environmental Warranty during the Survival Period up to a maximum of Five Hundred Thousand Dollars ($500.000.00)("Loss Ceiling"); provided, however, that any claim for such breach must be in writing and be for a violation issued by a federal or state governmental agency for a violation of federal or state rules or regulations within the Survival Period for an environmental condition of the Property which was in existence at Closing. Buyer shall promptly notify Seller upon Buyer's receipt or notification of a violation and shall provide a copy of the notification and violation to Seller. Buyer shall defend such violation or, at Seller's election, Seller shall have the right to elect to defend the violation. In the event Buyer defends the violation, Buyer may request that Seller reimburse Buyer's legal fees and expenses but in such event Buyer's legal fees and expenses shall be applied toward the Loss Ceiling. If Buyer undertakes the defense of such violation, Buyer shall have no authority to settle the violation or undertake corrective action for an amount under the Loss Ceiling except with Seller's express authorization. Buyer shall, however, have the right to settle the violation and undertake corrective action for an amount in excess of the Loss Ceiling without Seller's express authorization. On or before the Maturity Date (as defined in the Note), Buyer and Seller shall authorize and direct Escrow Agent to withhold from Seller's proceeds upon Buyer's payment of the Principal Amount (as defined in the Note) an amount up to the Loss Ceiling to compensate Buyer for Losses, if any, under this Section 7.12.

8. BUYER REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants to and covenants with Seller that:

8.1 Authority. Buyer is authorized to enter into and perform this Agreement and this Agreement is binding and enforceable against Buyer in accordance with its terms. The individual executing this Agreement on behalf of Buyer is authorized and empowered to enter into this Agreement.

8.2 Entity Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and duly authorized to transact business in the State of Arizona.

8.3 Inspection. Buyer has inspected and investigated the physical and environmental condition of the Property and has determined to its satisfaction that the Property is suitable for its purposes. BUYER HEREBY EXPRESSLY WAIVES ANY AND ALL REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY TYPE, WHETHER ORAL, WRITTEN OR

IMPLIED, AS TO THE QUALITY, CONDITION. MERCHANTABILITY, SUITABILITY OR FITNESS OF THE PROPERTY FOR ANY OF BUYER'S PURPOSES OR INTENDED USES WHATSOEVER. BUYER ACKNOWLEDGES THAT PRIOR TO ENTERING INTO THIS AGREEMENT, BUYER HAS HAD THE OPPORTUNITY TO INSPECT AND REVIEW THE PROPERTY, HAS INDEPENDENTLY INSPECTED THE PROPERTY AND IS ACQUIRING THE PROPERTY SUBJECT TO ANY AND ALL CONDITIONS INHERENT THEREIN, WHETHER APPARENT OR LATENT IN NATURE. BUYER AGREES TO RELEASE, INDEMNITY, DEFEND AND HOLD SELLER HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENT, COSTS AND EXPENSES WHATSOEVER, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTY AT CLOSING OR ANY LAW OR REGULATION APPLICABLE THERETO, WHETHER ARISING DURING THE PERIOD OF. OR FROM, OR IN CONNECTION WITH SELLER'S OWNERSHIP OR USE OF THE PROPERTY ON OR BEFORE CLOSING.

8.4 No Conflict. The execution, delivery, and performance by Buyer of this Agreement and any other instruments and documents to be executed and delivered in connection with this Agreement by Buyer do not, and will not, result in any violation of, or conflict with, or constitute a default under, the provisions of any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement or any law, regulation, rule, requirement, agreement, restriction, order, writ, decree, or judgment to which Buyer or by which Buyer is bound or to which Buyer is subject.

9. REMEDIES.

In addition to the rights to terminate as set forth elsewhere in this Agreement the parties may terminate as follows:

9.1 Buyer Default. If Buyer fails to consummate the purchase of the Property pursuant to this Agreement, then Seller shall have as its sole remedy hereunder, the right to terminate this Agreement by giving written notice to the Buyer and the Escrow Agent, where after Seller shall retain the Initial Payment as liquidated damages, and neither party hereto shall have any further rights or obligations under this Agreement, subject only to survival of all indemnifications contained herein.

9.2 Seller Default. If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than termination pursuant to a right granted herein, then Buyer shall have, as its sole remedy hereunder, the right to terminate this Agreement by giving written notice to Seller and the Seller refund the Initial Payment to Buyer as liquidated damages, and neither party hereto shall have any further rights or obligations under this Agreement, subject only to survival of all indemnifications contained herein.

9.3 Liquidated Damages. Seller and Buyer hereby acknowledge and agree that they have included the liquidated damages in Section 9 because, in the event of a breach by Buyer or by Seller, the actual damages incurred by Seller or Buyer would be difficult if not impossible to

accurately measure. The terms and conditions of this Section 9 shall survive the Closing or the termination of this Agreement.

10. CLOSING AND PRORATIONS.

Subject to bankruptcy court approval, the closing (the "Closing") of the sale of the Property shall occur no later than three (3) weeks after the date of bankruptcy court approval. Closing shall occur at 10:00 a.m. local time at the offices of the Title Company. At the Closing, the following mutually concurrent conditions to Closing, shall occur:

10.1 Deliveries by Buyer. Buyer shall deliver or cause to be delivered to Seller:

(a) A cashier's check, a check issued by the Title Company made payable to the order of Seller, or immediately available cash funds, in the amount of that portion of the Purchase Price due at the Closing, which shall include the Initial Payment;

(b) The Note duly executed by Buyer;

(c) The Deed of Trust duly executed by Buyer and appropriately notarized;

(d) An Affidavit of Property Value duly executed and appropriately acknowledged by Buyer; and

(e) Any other items or documents referred to in herein or affecting the conveyance and sale of the Property that may be reasonably requested by Seller or the Title Company or that may be necessary to carry out the purpose and intent of this Agreement.

10.2 Deliveries by Seller. Seller shall deliver or cause to be delivered to Buyer the following:

(a) A special warranty deed, fully executed and acknowledged by Seller, conveying to Buyer the Patented Claims, subject only to the Permitted Encumbrances;

(b) A quitclaim deed, fully executed and acknowledged by Seller, conveying to Buyer the Unpatented Claims with no warranties or representations whatsoever;

(c) An Affidavit of Property Value duly executed and appropriately acknowledged by Seller;

(d) Owner's Policy of Title Insurance (or an unconditional commitment from the Title company to issue one in the name of Buyer), in the amount of the Purchase Price, issued by Title Company insuring that Buyer is the owner of the Patented Claims subject to the Permitted Exceptions and the

standard printed exceptions included in a standard form owner's policy of title insurance issued in Arizona;

(e) An affidavit under penalty of perjury, that Seller is not a "foreign person," as defined in The Foreign Investment in Real Property Tax Act (FIRPTA), IRC 1445; and

(f) Any other items or documents referred to in herein or affecting the conveyance and sale of the Property that may be reasonably requested by Buyer or the Title Company or that may be necessary to carry out the purpose and intent of this Agreement.

10.3 Property Taxes. All normal and customarily prorated items, including without limitation, real estate and personal property taxes, shall be prorated as of the Closing Date according to the local custom in the county or parish in which the Property is located, Seller being charged and credited for all of same up to such date and Buyer being charged and credited for all of the same on and after such date. If the actual amounts to be prorated are not known as of the Closing date, the prorations shall be made on the basis of the best evidence then available, and thereafter, when actual figures are received, a cash settlement will be made by and between Seller and Buyer. If any portion of the Property is not separately assessed as of the Closing, real estate taxes with respect to that portion shall be prorated as of the Closing based on the square footage of that portion relative to the square footage of all other real property that is assessed with that portion, except that any taxes attributable to improvements will be allocated to the land upon which the improvements are located. If Seller receives a tax bill for the Property and for other land still owned by Seller after the Closing and before the Property is reflected on the tax records as a separate tax parcel, Seller shall promptly forward the tax bill affecting the Property to Buyer, and Buyer will promptly deliver Buyer's share of the tax bill to Seller, and Seller shall cause the entire tax bill to be paid and shall submit reasonable proof of payment to Buyer at least five (5) days prior to delinquency. If Buyer fails to forward its share of any tax bill to Seller then Seller shall have the right (but not the obligation) to advance Buyer's share in order to fully satisfy the tax bill prior to delinquency and shall be entitled to immediate repayment of all amounts paid to or advanced to or on behalf of Buyer. If Seller fails to pay the tax bill prior to delinquency, then Buyer shall have the right (but not the obligation) to fully satisfy the entire tax bill and shall be entitled to immediate repayment of all amounts paid to or advanced to or on behalf of Seller. All amounts paid or advanced to or on behalf of either party pursuant to this Paragraph shall bear interest from the date paid or advanced until repaid in full at the rate of 16% per annum. The provisions of this Section 13.3 shall survive the Closing.

10.4 Closing Costs. All other costs associated with the sale contemplated by this Agreement, including without limitation recording charges and escrow fees shall be apportioned according to local custom in the county in which the Property is located. Notwithstanding the foregoing, Seller and Buyer specifically acknowledge and agree that the costs for any title policy endorsements, extended coverage title insurance, and a survey, if any, shall be borne by Buyer. The costs for the standard coverage Owner's Title Policy shall be borne by Seller. Buyer shall also pay for the cost of a lender's policy insuring that the Deed of Trust is in a first priority position in favor of Seller.

10.5 Collection Agent. Buyer and Seller agree that Escrow Agent shall act as the collection agent for the Note. The costs for the set up and collection fees shall be split 50/50 by Buyer and Seller. Buyer and Seller shall pay such fees and execute any and all documents in connection therewith as a condition of Closing.

10.6 Possession of the Property. Upon completion of the Closing, Seller shall deliver to Buyer possession of the Property.

11. NOTICES.

All notices provided or permitted under this Agreement must be in writing and may be served by: (i) depositing same in the United States mail, addressed to the party to be notified, postage prepaid, and registered or certified with return receipt requested; (ii) delivering the same in person to such party; (iii) overnight delivery by a reputable carrier, such as Federal Express; or (iv) facsimile copy transmission. Notice given in accordance herewith shall be effective upon receipt (or rejection) at the address of the addressee. For purposes of notice, the addresses of the parties shall be follows:

If to Seller, to:

ASARCO LLC
Attention: Jack Gracie
1150 N. 7th Avenue
Tucson, Arizona 85705
Telefax: (520) 798-7781

With a copy to

ASARCO LLC
8222 South 48th Street, Suite 220
Phoenix, AZ 85044
Attention: General Counsel
Telefax: (602) 977-6739

If to Buyer, to:

Arizona Minerals Inc.
Suite 3123 Three Bentall Centre
595 Burrard Street
Vancouver, B.C. V7X 1J1
Canada
Attention: R. Stuart Angus
Telefax: (___) ___-____

With copy to:

DeConcini McDonald Yetwin & Lacy, P.C.
2525 E. Broadway, Suite 200
Tucson, AZ 85716
Attention: John C. Lacy
Telefax: (520) 322-5585

If to Title Company/Escrow Agent:

Lawyers Title Agency of Arizona
1650 E. River Road, No. 105
Tucson, AZ 85718
Attention: Susan Kirk
Telephone: (520) 529-1944
Telefax: (520) 615-2945

Either party hereto may change its address for notice by giving five (5) days prior written notice thereof to the other party in accordance with the procedure for notices.

12. ASSIGNMENT.

This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement is for the sole benefit of Seller and Buyer, and no third party is intended to be a beneficiary of this Agreement. This Agreement may not be assigned to any party without the prior written consent of Seller, which may be given or withheld in Seller's sole and arbitrary discretion. Any assignment or attempted assignment not in compliance with this paragraph shall be null and void and shall vest no rights in the purported assignee.

13. CONDEMNATION.

If condemnation proceedings are commenced against all or any portion of the Property prior to closing, Buyer may: (i) terminate this Agreement within ten (10) days after Buyer is advised of the condemnation proceeding and the Initial Payment shall be refunded to Buyer; or (ii) appear and defend in the condemnation proceeding and any award in condemnation shall, at Buyer's election, become the property of Seller and the Purchase Price shall be reduced by the same amount or any award shall become the property of Buyer and the Purchase Price shall not be reduced.

14. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

15. COMMISSIONS.

Seller and Buyer represent and warrant to one another that they have employed no other real estate brokers in connection with the sale contemplated by this Agreement. Seller and Buyer release indemnify and hold one another harmless from and against any and all claims for commissions from any third parties employed in connection with the sale contemplated by this Agreement. This provision shall survive the Closing.

16. MISCELLANEOUS PROVISIONS.

16.1 Entire Agreement. This Agreement, together with the Exhibits hereto, constitute the entire agreement between Seller and Buyer, and supersedes all other agreements between the parties on the subject matter hereof. There are no other covenants, agreements, promises, terms, provisions, conditions, undertakings, or understandings, either oral or written, between them concerning the Property other than those herein set forth. No subsequent agreement shall be binding upon Seller or Buyer unless in writing and signed by both Seller and Buyer.

16.2 Headings. The headings, captions, numbering system, etc., are inserted only as a matter of convenience and may not be considered in interpreting the provisions of this Agreement.

16.3 Binding Effect. All of the provisions of this Agreement are hereby made binding upon the personal representatives, heirs, successors, and assigns of all parties hereto.

16.4 Time Of Essence. Time is of the essence of this Agreement.

16.5 Severability Of Provisions. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law, but if any provision of this Agreement shall be invalid or prohibited hereunder, such provision shall be ineffective to the extent of such prohibition or invalidation, which shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

16.6 Counterparts. This Agreement may be executed by signing in counterparts of this instrument. The execution by all of the parties hereto by each signing a counterpart of this instrument shall constitute a valid execution and this instrument and all of its counterparts so executed shall be deemed for all purposes to be a single instrument.

16.7 Construction. As used in this Agreement, the masculine, feminine and neuter gender and the singular or plural shall each be construed to include the other whenever the context so requires. This Agreement shall be construed as a whole and in accordance with its fair meaning, without regard to any presumption or rule of construction causing this Agreement or any part of it to be construed against the party causing the Agreement to be written. The parties acknowledge that each has had a full and fair opportunity to review the Agreement and to have it reviewed by counsel, and each has participated in the negotiation of this Agreement. If any words or phrases in this Agreement have been stricken, whether or not replaced by other words or phrases, this Agreement shall be construed (if otherwise clear and unambiguous) as if the stricken matter never appeared and no inference shall be drawn from the former presence of the stricken matters in this Agreement or from the fact that such matters were stricken.

16.8 Business Day. If the final day of any period or any date of performance under this Agreement falls on a Saturday. Sunday, or legal holiday, then the final day of the period or the date of performance shall be extended to the next day that is not a Saturday, Sunday or legal holiday.

16.9 Escrow Instructions. This Agreement shall constitute Title Company's escrow instructions. The parties agree to execute any additional escrow instructions as may be reasonably required by the Title Company.

16.10 Attorneys' Fees. In the event of litigation involving this Agreement, the unsuccessful party shall pay to the prevailing party all costs of suit, including reasonable attorneys' fees, investigative fees. litigation expenses, and the fees of expert witnesses, with the attorneys' fees to e determined by the court and not a jury in any such litigation.

16.11 Waivers. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions. whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provisions of this Agreement intended for its benefit; provided, however, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.

16.12 Bankruptcy Court Approval. This Agreement is conditioned upon and subject to bankruptcy court approval.

16.13 Further Instruments. Each party, promptly upon the written request of the other or Escrow Agent, shall execute (and have acknowledged, if appropriate) and deliver to the other or to Escrow Agent, or as may be otherwise reasonably designated, all additional instruments reasonably requested to evidence or give effect to this Agreement, whether the request is made before or after the Close of Escrow.

16.14 Modification Of Agreement. No modification of this Agreement shall be effective unless it is in writing and is signed by all parties.

IN WITNESS WHEREOF. Buyer and Seller have each executed this Agreement on the dates set forth below, to be effective as provided in Section 3 hereof.

EXHIBIT A

PROPERTY

Patented Claims

The following patented mining claims are located in the Harshaw Mining District, Santa Cruz County, Arizona and are described as follows:

Claim Name	Recorded Patent Number	Survey Number	Santa Cruz County Records	Section	Township and Range
Camden Mine	1211192	4460	Doc. 25, page 30	3 & 10	T23S, R16E
Camden No. 2	1211192	4460	Doc. 25, page 31	3 & 10	T23S, R16E
Hardshell No. 1	1211192	4460	Doc. 25, page 32	3 & 10	T23S, R16E
Hardshell No. 15	1211192	4460	Doc. 25, page 33	3 & 10	T23S, R16E
Hermosa	10278	499	Book 88, page 469	3 & 10	T23S, R16E
Salvador	10614	498	Book 88, page 482	3 & 10	T23S, R16E
Bluff	10279	500	Book 88, page 467	3 & 10	T23S, R16E
Alta	8635		Deed of Mines Book 17, page 213	4	T23S, R16E

TOTAL OF EIGHT PATENTED MINING CLAIMS (Approx. 135 acres)

Unpatented Claims

The following contiguous group of unpatented claims is situated in the Harshaw Mining District, Santa Cruz County, Arizona. The Location Notices of which are of record in the office of the County Recorder of Santa Cruz County, Arizona. All of said claims are located in Sections 4, 9, and 16, Township 23 South, Range 16 East, G&SRB&M

Claim Name	Docket	Page Nos.	BLM Serial No. AMC	
Shell 1-20	58	135-153	51409 - 51428	
Shell 44-49	81	211-217	51452 - 51457	

TOTAL OF 26 UNPATENTED FEDERAL MINING CLAIMS (Approx. 486 acres)

EXHIBIT B

PROMISSORY NOTE

(Secured by Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing)

$(U.S.)4,500,000.00 ________ ___, 2005
Phoenix, Arizona

For value received, **ARIZONA MINERALS INC.**, a Nevada corporation (**"Borrower"**), whose mailing address is Suite 3123 Three Bentall Center, 595 Burrard Street, Vancouver, B.C. V7X 1J1, does hereby promise to pay to the order of **ASARCO LLC**, a Delaware limited liability company, whose mailing address is 1150 N. 7th Avenue, Tucson, Arizona 85705 (**"Lender"**), the principal sum of Four Million Five Hundred Thousand Dollars ($(U.S.)4,500,000.00) (the **"Principal Amount"**), or so much thereof as may be outstanding, together with default interest thereon from the date hereof, in lawful money of the United States of America as provided below.

1. Definitions.

1.1 **"Default Rate"** means sixteen percent (16%) per annum.

1.2 **"Loan Documents"** means the Note, the Deed of Trust, the Purchase Agreement, and any amendments, addendums or revisions thereto.

1.3 **"Property"** consists of the patented lode mining claims and the unpatented lode mining claims described on Exhibit A attached hereto.

1.4 **"Purchase Agreement"** means that certain Purchase and Sale Agreement, as may be amended, dated as of ____________, 2005.

1.5 **"Maturity Date"** means the first anniversary of the Closing Date of the Purchase Agreement.

2. Calculation and Payment of Principal and Interest. Principal and interest shall be calculated and payable as follows:

2.1 Calculation of Interest. Notwithstanding anything contained in this Note to the contrary, no interest shall be due or payable except upon the occurrence of an Event of Default (defined below). All default interest referred to herein (the **"Interest"**) shall be calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. Interest shall accrue at the Default Rate per annum on the unpaid Principal Amount and on any late charges during any period of time during which an Event of Default is in existence and remains uncured.

2.2 Payments. Except as provided for under Section 4 below, Borrower shall pay the Principal Amount on or before the Maturity Date, together with Interest and late charges, if any.

2.3 Application of Payments. Payment under this Note shall be applied in the following order and priority: (i) late charges, and (ii) Interest at the Default Rate. All prepayments shall be applied in the following order and priority: (A) late charges, (B) Interest at the Default Rate, and (C) Principal Amount due hereunder. Notwithstanding anything to the contrary, any payment may be applied at the option of Lender to the repayment of any sums advance by the Lender for the payment of taxes, assessments, insurance premiums, or for keeping, maintaining and/or protecting the Property subject to the Deed of Trust or to amounts due under other instruments securing Borrowers repayment of this Note.

2.4 Usury. Notwithstanding any provision herein, the total liability for payments in the nature of interest by Borrower shall not exceed the limits imposed by any applicable usury laws. If Lender receives as interest an amount which would exceed such limits, such amount which would be excessive interest shall be applied to the reduction of the unpaid Principal Amount and not to the payment of Interest; and if a surplus remains after full payment of the Principal Amount and lawful interest, the surplus shall be remitted to Borrower by Lender, and Borrower hereby agrees to accept such remittance.

2.5 Prepayments. All or any portion of the unpaid Principal Amount of this Note may be prepaid at any time, without penalty.

3. Collateral. This Note is issued pursuant to the terms of the Purchase Agreement and is secured by a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, as such may be amended from time to time (the "**Deed of Trust**"). The terms, covenants, conditions, stipulations and agreements contained in the Deed of Trust are hereby made a part of this Note to the same extent as though the Deed of Trust was fully set forth herein. If Lender elects to pursue any collateral for this Note before pursuing Borrower, Borrower shall be and remain liable for any deficiency remaining after a trustee's sale or sheriff's sale of any real property securing this Note to the extent provided by law.

4. Due on Sale. The entire unpaid Principal Amount and accrued Interest shall be due and payable in full upon the sale, transfer or conveyance of any portion of the Property.

5. Events of Default. The occurrence of any one or more of the following events shall constitute an "**Event of Default**" hereunder and under the Deed of Trust:

5.1 Any failure to pay the Principal Amount and the Interest due and payable after such becomes due and payable pursuant to the terms of this Note;

5.2 Any failure or neglect to perform or observe any of the terms, provisions, or covenants of any of the Loan Documents or any other document or instrument executed or delivered in connection with therewith, which failure or neglect is not

included under Section 5.1 above or Sections 5.3, 5.4, 5.5, or 5.6 below, which failure or neglect, in the absence of another specified cure period with respect thereto, shall continue for a period of five calendar days after written notice from Lender to Borrower of such failure or neglect;

5.3 The filing by Borrower (or against Borrower to which Borrower acquiesces or which is not dismissed within sixty (60) days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to Borrower; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of Borrower or such endorser or guarantor;

5.4 Borrower concealing, removing or permitting to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law;

5.5 Borrower making any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid: or

5.6 Borrower suffering or permitting, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within sixty (60) days from the date thereof.

6. Remedies. Upon the occurrence of any Event of Default, Lender may exercise any right or remedy permitted by Arizona law. All rights, powers and remedies of Lender shall be cumulative and may be exercised simultaneously or from time to time in such order and manner as Lender in its sole discretion may elect.

6.1 Default Rate. If any payment is not made when due, the unpaid Principal Amount due hereunder shall, at Lender's option, bear interest to the extent permitted by law at the Default Rate, from the due date of such payment to the date of receipt by Lender of such delinquent payment.

6.2 Acceleration. Borrower promises and agrees that, upon the occurrence of any Event of Default, the holder of this Note may, at the option of the holder, declare all amounts then unpaid under any of the Loan Documents, and any other instrument now or hereafter securing payment of or given in connection with this Note, immediately due and payable, although the time of maturity may not have arrived.

6.3 Late Fee. Lender may charge a "late charge" of $(U.S.)20.00 for each day that any payment under this Note remains unpaid after five (5) calendar days past the requisite due date.

6.4 Other Remedies. The rights or remedies of Lender, and the obligations of the Borrower, as provided in any of the Loan Documents, shall be cumulative and

concurrent. The failure of Lender to exercise any of its rights or remedies shall in no event be construed as a waiver or release of said rights or remedies or of the rights to exercise them at any later time. No single or partial exercise of any power hereunder or under the Purchase Agreement or the Deed of Trust shall preclude other or further exercise of such power or the exercise of any other right, remedy or power. Lender shall at all times have the right to proceed against any portion of the security for this Note in such order and in such manner as the Lender may elect, without waiving any rights with respect to any other security. Neither (i) the acceptance by the Lender hereof of any payment in an amount less than payment in full of the amount due and payable at the time of such payment, nor (ii) any delay or omission on the part of Lender hereof in exercising any right, remedy or power hereunder, shall operate as a waiver by Lender of the right to exercise any right, remedy or power at that time or at any subsequent time, or nullify any prior exercise of a right, remedy or power.

6.5 Collection Costs. In the event of the occurrence of an Event of Default or if any installment under this Note is not otherwise paid when due, whether at the time specified herein for the making of installments, or at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, or if an attorney is employed or expenses incurred to compel payment of any indebtedness whether or not a suit, proceeding, or judicial or non-judicial foreclosure proceeding be commenced, Borrower agrees to pay all costs of collection, including, but not limited to, reasonable attorneys' fees incurred by the holder hereof. In the event legal action is commenced for the collection of any sums owing hereunder, Borrower agrees that any judgment issued as a consequence of such action shall bear interest at the Default Rate until fully paid.

7. Waiver of Defenses.

7.1 Borrower and any endorsers, guarantors, sureties, accommodation parties, assuming parties hereof, and all other persons liable, or to become liable, for all or any part of this indebtedness, hereby waive all applicable exemption rights, whether under the state constitution, homestead laws or otherwise, and also jointly and severally waive diligence, presentment, protest and demand and also notice of protest, of demand, of nonpayment, of dishonor and of maturity and also recourse to suretyship defenses generally, marshalling of assets, laches, estoppel, and equitable defenses generally.

7.2 Borrower further waives all rights to demand the bringing of suit or prompt enforcement of any of the Loan Documents and all rights to object to the taking of additional security and any other indulgence or forbearance. Lender shall not be required first to institute any suit or to exhaust its remedies against Borrower or any other person or party for Borrower to become liable hereunder or to enforce this Note.

7.3 Borrower agrees that this Note and any or all payments coming due hereunder may be extended or renewed from time to time, at Lender's sole and absolute

discretion, without in any way affecting or diminishing Borrower's liability (or that of its guarantors, endorsers, or accommodation parties) under any of the Loan Documents.

7.4 No delay or omission on the part of the holder hereof in exercising any rights or remedies under any of the Loan Documents, or any other document given to secure or in connection with this Note, on default by Borrower, shall operate as a waiver of such right or of any other right under any of the Loan Documents or other agreement or instrument now or hereafter given to secure, or guaranty in connection with this Note for the same default or any other default.

7.5 No waiver of any of Borrower's past defaults shall constitute a waiver of any future or other default.

7.6 No failure to accelerate the debt evidenced hereby, or acceptance of a past-due installment, or other indulgence granted shall be construed to waive the right to thereafter insist upon prompt payment or to impose late charges prospectively.

7.7 Lender may apply any partial payments received from Borrower on account to amounts then owing under this Note, but acceptance and application of such amounts will not cure any then existing defaults, constitute a waiver by Lender of any kind, or impair Lender's rights to exercise any or all of its remedies.

8. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Arizona and the laws of the United States applicable to transactions in the State of Arizona. Any action brought to enforce this Note may be commenced and maintained in the Superior Court of the State of Arizona in and for the County of Santa Cruz, or in any other court having personal jurisdiction over Borrower or collateral for the indebtedness evidenced by this Note, and Borrower irrevocably consents to jurisdiction and venue in such court.

9. Severability. In the event that any of the terms hereof shall be held to be invalid or unenforceable by any court of competent jurisdiction, such fact shall not affect the validity or enforceability of the remaining terms hereof.

10. Other Charges. Any other charges, fees, or reimbursable costs that Borrower is obligated to pay to Lender under the terms of the Purchase Agreement shall be added to the Principal Amount of this Note upon notice by Lender to Borrower and if Borrower does not contest the amount, shall be paid not later than thirty (30) days following the effective date of the notice.

11. Time of the Essence. Time is of the essence under this Note.

12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given by personal delivery, overnight courier or by deposit in the United States mail, first class, registered or certified, return receipt requested, postage prepaid, correctly addressed to the intended recipient at the addresses shown below:

To Lender: ASARCO LLC
1150 N. 7th Avenue
Tucson, Arizona 85705
Attention: Jack Gracie

To Borrower: Arizona Minerals Inc.
Suite 3123 Three Bentall Centre
595 Burrard Street
Vancouver, B.C. V7X 1J1
Attention: R. Stuart Angus

Such notices and other communications shall be deemed to be received upon actual receipt, if delivered personally, the next business day, if delivered by overnight courier, or three days following deposit in the mail, if delivered by mail. The parties may, from time to time, designate a different address by notice given in the manner provided for above, not less than three days prior to the effective date of the change.

13. Entire Agreement. This Note, together with the other Loan Documents as written, represent the final agreements between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between Lender and Borrower.

14. Interpretation and Construction. Throughout this Note, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Note indicates otherwise.

15. Calendar Days. Unless otherwise provided in this Note or the Deed of Trust, calendar days, not business days, shall be used in calculating any time periods applicable or referenced herein or in the Deed of Trust.

16. Modification by Parties. This Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

17. Successors. The provisions of this Note shall be binding upon, and inure to the benefit of, heirs, beneficiaries, personal representatives, successors and assigns of the parties hereto.

18. Assignment. The obligations of Borrower under this Note may not be assigned without the express written consent of Lender, which may be withheld in Lender's sole and absolute discretion.

19. Representations and Warranties. Borrower represents and warrants that: (a) Borrower is authorized to enter into and perform this Note and this Note is binding and enforceable against Borrower in accordance with its terms; (b) the individuals executing this Note on behalf of Borrower are authorized and empowered to enter into this Note; and (c)

EXHIBIT A

PROPERTY

Patented Claims

The following patented mining claims are located in the Harshaw Mining District, Santa Cruz County, Arizona and are described as follows:

Claim Name	Recorded Patent Number	Survey Number	Santa Cruz County Records	Section	Township and Range
Camden Mine	1211192	4460	Doc. 25, page 30	3 & 10	T23S, R16E
Camden No. 2	1211192	4460	Doc. 25, page 31	3 & 10	T23S, R16E
Hardshell No. 1	1211192	4460	Doc. 25, page 32	3 & 10	T23S, R16E
Hardshell No. 15	1211192	4460	Doc. 25, page 33	3 & 10	T23S, R16E
Hermosa	10278	499	Book 88, page 469	3 & 10	T23S, R16E
Salvador	10614	498	Book 88, page 482	3 & 10	T23S, R16E
Bluff	10279	500	Book 88, page 467	3 & 10	T23S, R16E
Alta	8635		Deed of Mines Book 17, page 213	4	T23S, R16E

TOTAL OF EIGHT PATENTED MINING CLAIMS (Approx. 135 acres)

Unpatented Claims

The following contiguous group of unpatented claims is situated in the Harshaw Mining District, Santa Cruz County, Arizona. The Location Notices of which are of record in the office of the County Recorder of Santa Cruz County, Arizona. All of said claims are located in Sections 4, 9, and 16, Township 23 South, Range 16 East, G&SRB&M

Claim Name	Docket	Page Nos.	BLM Serial No. AMC	
Shell 1-20	58	135-153	51409 - 51428	
Shell 44-49	81	211-217	51452 - 51457	

TOTAL OF 26 UNPATENTED FEDERAL MINING CLAIMS (Approx. 486 acres)

EXHIBIT C

WHEN RECORDED, RETURN TO:

____
____
____

DEED OF TRUST, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING

DATE: ____________, 2005

TRUSTOR: **ARIZONA MINERALS INC.**, a Nevada corporation, whose mailing address is 3123 Three Bentall Centre, 595 Burrard Street, Vancouver, B.C. V7X 1J1, Fax: _______________, Attention: R. Stuart Angus.

BENEFICIARY: **ASARCO LLC**, a Delaware limited liability company, whose mailing address is 1150 N. 7th Avenue, Tucson, Arizona 85705, Fax: (520) 798-7781, Attention: Jack Gracie.

TRUSTEE: LAWYERS TITLE AGENCY OF ARIZONA, whose mailing address is 1650 E. River Road, No. 105, Tucson, Arizona 85718, Fax: (520) 615-2945, Attention: Susan Kirk.

PROPERTY: That certain real property located in Santa Cruz County, State of Arizona, and legally described on Exhibit A attached hereto and incorporated herein by this reference.

This Deed of Trust is made on the above date between the Trustor, Trustee, and Beneficiary above named.

FOR GOOD AND VALUABLE CONSIDERATION, including the indebtedness herein recited and the trust herein created, the receipt of which is hereby acknowledged, Trustor hereby irrevocably grants, transfers, conveys and assigns to Trustee, IN TRUST, WITH POWER OF SALE, for the benefit and security of Trustee and Beneficiary, under and subject to the terms and conditions hereinafter set forth, the Property, together with any improvements located thereon, and any rights, privileges, easements, entitlements, rights-of-way and other appurtenances and all water and water rights relating to the Property, SUBJECT TO the matters disclosed on that certain Lender's Title Policy Order No. _______________ dated ____________, 2005 issued by Lawyers Title Insurance Company, in favor of Beneficiary.

FOR THE PURPOSE OF SECURING:

A. Performance of each agreement of Trustor herein contained;

B. Payment of the indebtedness in the principal amount of Four Million Five Hundred Thousand Dollars ($(U.S.)4,500,000), evidenced by that certain Promissory Note of even date herewith between Trustor, as Borrower, to and in favor of Beneficiary, as Lender ("**Note**"); and

C. Payment of additional sums and interest thereon which may hereafter be loaned to Trustor, or Trustor's successors or assigns, when evidenced by a written instrument reciting that they are secured by this Deed of Trust.

TO PROTECT THE SECURITY OF THIS DEED OF TRUST, TRUSTOR AGREES:

1. Good Condition. To keep the Property in good condition and repair; to complete or restore promptly and in good and workmanlike manner any building which may be constructed, damaged, or destroyed thereon, and to pay when due all claims for labor performed and materials furnished therefor; to comply with all laws affecting the Property or requiring any alterations or improvements to be made thereon and indemnify and defend Beneficiary for, from and against any claims, liens or causes of action arising from Trustor's failure to so comply; not to commit or permit waste thereof; not to commit, suffer, or permit any act upon the Property in violation of law; and do all other acts which from the character or use of the Property may be reasonably necessary, the specific enumerations herein not excluding the general.

2. Insurance. To provide, maintain, and deliver to Beneficiary liability insurance naming Beneficiary as loss payee, together with such other insurance satisfactory to Beneficiary wherein Beneficiary shall be named as loss payee or as an additional insured, as applicable. The amount collected under any liability or other insurance policy may be applied by Beneficiary upon any indebtedness secured hereby and in such order as Beneficiary may determine, or at option of Beneficiary the entire amount so collected or any part thereof may be released to Trustor. Such application or release shall not cure or waive any default or notice of Trustee's sale hereunder or invalidate any act done pursuant to such notice. Should Trustor fail to pay any premium or do any act as hereinabove set forth, then Beneficiary or Trustee, but without obligation to do so, and without releasing Trustor from any obligation hereof, may pay any such premium or do any such act in such manner and to such extent as is necessary to protect the security hereof.

3. Defense of Actions. To appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee; and to pay all costs and expenses of Beneficiary and Trustee, including cost of evidence of title and attorneys' fees and costs in a reasonable sum, in any such action or proceeding in which Beneficiary or Trustee may appear or be named, and in any suit brought by Beneficiary or Trustee to foreclose this Deed of Trust.

4. Payment of Taxes and Expenses. To pay before delinquent, all taxes and assessments affecting the Property; when due, all encumbrances, charges, and liens, with interest, on the Property or any part thereof, which appear to be prior or superior hereto; all costs, fees, and expenses of the Trust, including, without limiting the generality of the foregoing, lawful charges, costs, and expenses in the event of reinstatement of, following default in, this Deed of Trust or the obligations secured hereby. Should Trustor fail to make any payment or to do any act as herein provided, then Beneficiary or Trustee, but without obligation so to do and without notice to or demand upon Trustor and without releasing Trustor from any obligation hereof, may make or do the same in such manner and to such extent as either may deem necessary to protect the security hereof, Beneficiary or Trustee being authorized to enter upon the Property for such purposes; appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee; pay, purchase, contest, or compromise any encumbrance, charge, or lien which in the judgment of either appears to be prior or superior hereto; and, in exercising any such power, pay necessary expenses, employ counsel, and pay counsel's reasonable fees.

5. Repayment of Expended Sums. To pay immediately and without demand all sums expended by Beneficiary or Trustee pursuant to the provisions hereof, together with interest at the rate of 16% per annum from date of expenditure until paid in full. Any amounts so paid by Beneficiary or Trustee shall become a part of the debt secured by this Deed of Trust and a lien on said premises or immediately due and payable at option of Beneficiary or Trustee.

IT IS MUTUALLY AGREED:

6. Condemnation. That any award of damages in connection with any condemnation or any such taking, or for injury to the Property by reason of public use, or for damages for private trespass or injury thereto, is assigned and shall be paid to Beneficiary as further security for all obligations secured hereby (reserving unto the Trustor, however, the right to sue therefor and the ownership thereof subject to this Deed of Trust), and upon receipt of such moneys Beneficiary may hold the same as such further security, or apply to the principal amount due or release the same in the same manner and with the same effect as the above provided or disposition of proceeds of liability or other insurance.

7. Time is of the Essence. That time is of the essence of this Deed of Trust, and that by accepting payment of any sum secured hereby after its due date, Beneficiary does not waive its right either to require prompt payment when due of all other sums so secured or to declare default for failure so to pay.

8. Actions by Trustee. That at any time or from time to time, and without notice, only upon written request of Beneficiary and presentation of this Deed of Trust for endorsement, and without liability therefor, and without affecting the personal liability of any person for payment of the indebtedness secured hereby, and without affecting the security hereof for the full amount secured hereby on all property remaining subject hereto, and without the necessity that any sum representing the value or any portion thereof of the Property affected by the Trustee's action be credited on the indebtedness, the Trustee may: (a)

release and reconvey all or any part of the Property; (b) consent to the making and recording, or either, of any map or plat of the Property or any part thereof; (c) join in granting any easement thereon; (d) join in or consent to any extension agreement or any agreement subordinating the lien, encumbrance, or charge hereof.

9. Property Income. That as additional security, Trustor hereby gives to and confers upon Beneficiary the right, power, and authority, during continuance of this Trust, to collect all rents, issues, profits or income arising from the Property (the "**Property Income**"), reserving to Trustor the right, prior to any default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, to collect and retain such Property Income as it becomes due and payable. Upon any such default, Beneficiary may at any time, without notice, either in person, by agent, or by a receiver to be appointed by a court, and without regard to the adequacy of any security for the indebtedness hereby secured, enter upon and take possession of the Property or any part thereof, in its own name sue for or otherwise collect such Property Income, including that past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys' fees and costs, upon any indebtedness secured hereby, and in such order as Beneficiary may determine. The entering upon and taking possession of the Property, the collection of such Property Income, and the application thereof as aforesaid, shall not cure or waive any default or notice of Trustee's sale hereunder or invalidate any act done pursuant to said notice.

10. Acceleration. That upon default by Trustor hereunder in the payment of any indebtedness secured hereby or in performance of any agreement hereunder or upon default by Trustor under the Note, Beneficiary may declare all sums secured hereby immediately due and payable by delivery to Trustee of written notice thereof, setting forth the nature thereof, and of election to cause the Property to be sold under this Deed of Trust. Beneficiary also shall deposit with Trustee this Deed of Trust and all documents evidencing expenditures secured hereby.

10.1 Trustee shall record and give notice of Trustee's sale in the manner required by law, and after the lapse of such time as may then be required by law, Trustee shall sell, in the manner required by law, the Property at public auction at the time and place fixed by it in said notice of Trustee's sale to the highest bidder for cash in lawful money of the United States, payable at time of sale. Trustee may postpone or continue the sale by giving notice of postponement or continuance by public declaration at the time and place last appointed for the sale. Trustee shall deliver to such purchaser its deed conveying the property so sold, but without any covenant or warranty, expressed or implied. Any persons, including Trustor, Trustee, or Beneficiary, may purchase at such sale.

10.2 After deducting all costs, fees, and expenses of Trustee and of this Trust, including cost of evidence of title in connection with sale and reasonable attorneys' fees and costs, Trustee shall apply the proceeds of sale to payment of: all sums then secured hereby and all other sums due under the terms hereof, with accrued interest; and the remainder, if any, to the person or persons legally entitled thereto, or as provided in A.R.S. § 33-812. To the extent permitted by

law, an action may be maintained by Beneficiary to recover a deficiency judgment for any balance due hereunder. Beneficiary may foreclose this Deed of Trust as a realty mortgage.

10.3 If the Property under this Deed of Trust is located in more than one county, regardless of whether the Property is contiguous or not, the Trustee may sell all of the Property in any one of the counties in which part of the Property is located; and, unless Trustee receives contrary written instructions from the Beneficiary or Trustor, Trustee may sell all of the Property either in parcels or in whole.

10.4 If the indebtedness secured hereby is secured by one or more other Deeds of Trust, then upon default of Trustor in the payment of said indebtedness or performance of any other agreement secured hereby, the Trustee may sell the Property subject to this Deed of Trust and to any other deeds of trust securing said indebtedness at Trustee's sale conducted serially. In the absence of written instructions from the Beneficiary to the contrary, the Trustee may, in its sole discretion, designate the order in which Property subject to the various Deeds of Trust is to be sold.

11. Successor Trustee. That Beneficiary may appoint a successor Trustee in the manner prescribed by law. A successor Trustee herein shall, without conveyance from the predecessor Trustee, succeed to all the predecessor's title, estate, rights, powers, and duties. Trustee may resign by mailing or delivering notice thereof to Beneficiary and Trustor.

12. Binding Effect. That this Deed of Trust applies to, inures to the benefit of, and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors, and assigns. In this Deed of Trust, whenever the context so requires, the masculine gender includes the feminine and neuter, and the singular number includes the plural.

13. Acceptance by Trustee. That Trustee accepts this Trust when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee is not obligated to notify any party hereto of pending sale under any other deed of trust or of any action or proceeding in which Trustor, Beneficiary or Trustee shall be a party unless brought by Trustee.

14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given by personal delivery, telecopier, overnight courier or by deposit in the United States mail, first class, registered or certified, return receipt requested, postage prepaid, correctly addressed to the intended recipient at the addresses shown above. Such notices and other communications shall be deemed to be received upon actual receipt, if delivered personally or by telecopier, the next business day, if delivered by overnight courier, or three days following deposit in the mail, if delivered by mail. The parties may, from time to time, designate a different address by notice given in the manner provided for above, not less than three days prior to the effective date of the change.

15. Transfers. Subject to the limitations and prohibitions, if any, of applicable laws, rules and regulations, Trustor shall not voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, sell, covey, transfer, assign, lease or lease with an option to purchase, dispose of or further encumber the Property or any portion thereof or any interest therein (individually, a **"Transfer"** and collectively, the **"Transfers"**). In the event of any such Transfer, all indebtedness secured by this Deed of Trust, without regard to the adequacy or inadequacy of the security, or the insolvency or solvency of Trustor, shall at the option and at the sole and complete discretion of Beneficiary, become immediately due and payable, without demand or notice. In addition, Beneficiary shall have any other rights and remedies available at law or equity.

16. Further Assurances. Trustor shall execute and deliver, in recordable form if requested, such further instruments and do such further acts as may be necessary or desirable or as may be reasonably requested by Trustee or Beneficiary to carry out more effectively the purposes of this Deed of Trust and to subject the Property to the lien created hereby.

17. Fixture Filing. Trustor hereby grants Beneficiary a security interest in the Property in accordance with the Arizona Uniform Commercial Code and the name and address of Debtor are same name and address of Trustor on page 1 and the name and address of Secured Party are the same name and address of Beneficiary as set forth on page 1. The personal property in which Beneficiary has a security interest includes goods which are or shall become fixtures in the Property. This Deed of Trust is intended to service as a fixture filing pursuant to the terms of A.R.S. § 47-9313 and A.R.S. § 47-9402 and shall remain in effect until this Deed of Trust is released or satisfied of record.

IN WITNESS WHEREOF, Trustor has executed this Deed of Trust as of the date first above written.

TRUSTOR:

ARIZONA MINERALS INC.,
a Nevada corporation

By: ______________________
Name: R. Stuart Angus
Title: President

EXHIBIT A

PROPERTY

Patented Claims

The following patented mining claims are located in the Harshaw Mining District, Santa Cruz County, Arizona and are described as follows:

Claim Name	Recorded Patent Number	Survey Number	Santa Cruz County Records	Section	Township and Range
Camden Mine	1211192	4460	Doc. 25, page 30	3 & 10	T23S, R16E
Camden No. 2	1211192	4460	Doc. 25, page 31	3 & 10	T23S, R16E
Hardshell No. 1	1211192	4460	Doc. 25, page 32	3 & 10	T23S, R16E
Hardshell No. 15	1211192	4460	Doc. 25, page 33	3 & 10	T23S, R16E
Hermosa	10278	499	Book 88, page 469	3 & 10	T23S, R16E
Salvador	10614	498	Book 88, page 482	3 & 10	T23S, R16E
Bluff	10279	500	Book 88, page 467	3 & 10	T23S, R16E
Alta	8635		Deed of Mines Book 17, page 213	4	T23S, R16E

TOTAL OF EIGHT PATENTED MINING CLAIMS (Approx. 135 acres)

Unpatented Claims

The following contiguous group of unpatented claims is situated in the Harshaw Mining District, Santa Cruz County, Arizona. The Location Notices of which are of record in the office of the County Recorder of Santa Cruz County, Arizona. All of said claims are located in Sections 4, 9, and 16, Township 23 South, Range 16 East, G&SRB&M

Claim Name	Docket	Page Nos.	BLM Serial No. AMC	
Shell 1-20	58	135-153	51409 - 51428	
Shell 44-49	81	211-217	51452 - 51457	

TOTAL OF 26 UNPATENTED FEDERAL MINING CLAIMS (Approx. 486 acres)

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Amendment") is made and entered into as of 20 day of December, 2005, by and between **ARIZONA MINERALS INC.**, a Nevada corporation (the "Buyer") and **ASARCO LLC**, a Delaware limited liability company, successor in interest to ASARCO Incorporated (the "Seller").

RECITALS

A. Buyer and Seller are parties to that certain Purchase and Sale Agreement dated October 28, 2005 (the "Agreement").

B. The parties desire to amend the Agreement to, among other things, provide for Bankruptcy Court approval procedures.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms in this Amendment shall have the same meanings ascribed to them in the Agreement unless otherwise expressly defined in this Amendment. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

2. The following language is hereby added to the Agreement as a new Section 17:

"17. BANKRUPTCY COURT APPROVAL

17.1 Court Approval. Seller shall file with the Bankruptcy Court and serve motions seeking: (i) a hearing before the Bankruptcy Court on an expedited basis for an order (the "Sale Procedures Order") approving, among other things, (a) auction procedures proposed by the Seller, (b) the Seller's obligations with respect to the purchase protections described in this Section 17, and (c) the adequacy of notice to creditors and parties in interest of the final hearing to approve the sale of the Property (the "Sale Hearing") and setting a date for the Sale Hearing; and (ii) an order (the "Sale Order") authorizing, among other things, Seller to sell the Property to Buyer pursuant to this Agreement. Seller shall use commercially reasonable efforts to obtain the Sale Procedures Order and the Sale Order as soon as practicable. The motions relating to the Sale Procedures Order and the Sale Order shall be in form and substance reasonably satisfactory to Buyer.

17.2 Notice of Competing Bid. The Sale Procedures Order, substantially in the form of Exhibit B attached hereto, shall

contain appropriate procedures to provide notice to Buyer of the receipt by Seller of any proposal or offer from any party with respect to a transaction that is substantially equivalent to the transaction contemplated by this Agreement or that otherwise constitutes a competing, substitute or alternative transaction (a "Competing Bid").

17.3 Break-Up Fee and Expense Reimbursement. Subject to approval of the Bankruptcy Court, if a Competing Bid submitted in accordance with the Sale Procedures Order is approved by Order of the Bankruptcy Court and Buyer is not in breach under this Agreement, Buyer shall receive (i) prompt return of Buyer's earnest money; (ii) a termination fee equal to $50,000; and (ii) reimbursement of Buyer's reasonable out-of-pocket expenses, not to exceed $50,000, incurred in connection with this transaction (collectively, the "Break-Up Fee"). The Break-up Fee shall be payable within thirty (30) days after the date of closing of the sale to a third party.

17.4 Bidding Protections. The Seller may not accept another bid for the Property and terminate this Agreement unless the value of the other bid is a minimum of $200,000 higher than the Purchase Price.

3. Except as expressly amended hereby, the Agreement shall remain in full force and effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Amendment may be executed in one or more counterparts, all counterparts shall be valid and binding on the party executing them and all counterparts shall together constitute one and the same document for all purposes. This Amendment may be executed and delivered by facsimile signature for execution on the part of one or more parties hereto and upon one party sending via facsimile to another party a facsimile copy of a signature page showing the sending party's execution or signature, the sending party shall be bound by such signature or execution.

IN WITNESS WHEREOF, Buyer and Seller have each executed this Amendment to be effective on the date first above written.

BUYER:	SELLER:
ARIZONA MINERALS INC., a Nevada corporation	ASARCO LLC, a Delaware limited liability company
By: [signature]	By: ______________
Name: R. Stuart Angus	Name: ______________
Title: President	Title: ______________
	By: ______________
	Name: ______________
	Title: ______________

Escrow Agent:

Escrow Agent Hereby: (i) agrees to be bound by the provisions hereof applicable to the Escrow Agent, (ii) agrees to perform its obligations as set forth herein, including without limitation, to comply with the provisions of Section 6045 of the Internal Revenue Code with respect to the transactions contemplated hereby, and (iii) declares that the Effective Date has occurred this ___ day of ____________, 2005

Lawyers Title Agency of Arizona

By: ______________

Its: ______________

IN WITNESS WHEREOF, Buyer and Seller have each executed this Amendment to be effective on the date first above written.

BUYER:	SELLER:
ARIZONA MINERALS INC., a Nevada corporation	ASARCO LLC, a Delaware limited liability company
By: ______________	By: [signature]
Name: ______________	Name: Manuel Ramos
Title: ______________	Title: VP. Metallurgical operations
	By: [signature]
	Name: John D. Low
	Title: V.P. of Mining Operations

Escrow Agent:

Escrow Agent Hereby: (i) agrees to be bound by the provisions hereof applicable to the Escrow Agent, (ii) agrees to perform its obligations as set forth herein, including without limitation, to comply with the provisions of Section 6045 of the Internal Revenue Code with respect to the transactions contemplated hereby, and (iii) declares that the Effective Date has occurred this ___ day of ____________, 2005

Lawyers Title Agency of Arizona

By: ______________

Its: ______________

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Amendment") is made and entered into as of the 3rd day of March, 2006, by and between **ARIZONA MINERALS INC.**, a Nevada corporation (the "Buyer") and **ASARCO LLC**, a Delaware limited liability company, successor in interest to ASARCO Incorporated (the "Seller").

RECITALS

A. Buyer and Seller are parties to that certain Purchase and Sale Agreement, dated October 28, 2005, as amended by First Amendment to Purchase and Sale to Purchase and Sale Agreement, dated December 20, 2005 (the "Original Agreement"). The Original Agreement, as amended by this Amendment, is hereinafter referred to as the "Agreement".

B. The parties desire to amend the Agreement to, among other things, extend the date set for Closing.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms in this Amendment shall have the same meanings ascribed to them in the Agreement unless otherwise expressly defined in this Amendment. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

2 On or before March 3, 2006, Buyer shall deliver to Escrow Agent for the benefit of Seller a payment of US $250,000.00 (the "Extension Payment") by cash, cashier's check or wire transfer of funds. The Extension will be applied toward the payment of that portion of the Purchase Price due at Closing under Section 2.2(i) of the Original Agreement.

3. The Closing shall occur on or before March 10, 2006 at 10:00 a.m. local time at the offices of the Title Company.

4. Except as expressly amended hereby, the Agreement shall remain in full force and effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Amendment may be executed in one or more counterparts, all counterparts shall be valid and binding on the party executing them and all counterparts shall together constitute one and the same document for all purposes. This Amendment may be executed and delivered by facsimile signature for execution on the part of one or more parties hereto and upon one party sending via facsimile to another party a facsimile copy of a signature page showing the sending party's execution or signature, the sending party shall be bound by such signature or execution.

IN WITNESS WHEREOF, Buyer and Seller have each executed this Amendment to be effective on the date first above written.

BUYER:	SELLER:
ARIZONA MINERALS INC., a Nevada corporation	ASARCO LLC, a Delaware limited liability company
By: [signature]	By: [signature]
Name: JOHN C. LACY	Name: MANUEL RAMOS
Title: Authorized Agent	Title: VP. Metallurgic operation
	By: [signature]
	Name: Genaro Guerrero
	Title: VP Finance, CFO

Escrow Agent:

Escrow Agent Hereby: (i) agrees to be bound by the provisions hereof applicable to the Escrow Agent, (ii) agrees to perform its obligations as set forth herein, including without limitation, to comply with the provisions of Section 6045 of the Internal Revenue Code with respect to the transactions contemplated hereby, and (iii) declares that the Effective Date has occurred this ___ day of ___________, 2006

Lawyers Title Agency of Arizona

By: ______________________

Its: ______________________